CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES A PREFERRED STOCK

The undersigned, Chief Executive Officer of OSL Holdings, Inc., a Nevada corporation (the “Corporation”), DOES HEREBY CERTIFY that the following resolutions were duly adopted by the Board of Directors;

WHEREAS, the Board of Directors is authorized within the limitations and restrictions stated in the Amended and Restated Certificate of Incorporation of the Corporation, as amended, to provide by resolution or resolutions for the issuance of up to 1,000,000 shares of Preferred Stock, par value $0.0001 per share, of the Corporation, in such series and with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as the Corporation’s Board of Directors shall fix by resolution or resolutions providing for the issuance thereof duly adopted by the Board of Directors; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of Preferred Stock and the number of shares constituting such series;

NOW, THEREFORE, BE IT RESOLVED:

Section 1. Designation and Authorized Shares. The Corporation shall be authorized to issue Six (6) shares of Series A Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”).

Section 2. Stated Value. Each share of Series A Preferred Stock shall have a stated value of $0.0001 per share (the “Stated Value”).

Section 3. Liquidation. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holder of record of the Series A Preferred Stock shall not be entitled to receive any assets of the Corporation available for distribution to its stockholders.

Section 4. Voting. In addition to the other rights provided in this Certificate of Designation, by agreement or by law, the holders of the Series A Preferred Stock and the holders of the Common Stock shall vote together as a single class on all actions to be taken by the shareholders of the Corporation. At all meetings of the shareholders of the Corporation and in the case of any actions of shareholders in lieu of a meeting, the holders of the Series A Preferred Stock shall have that number of votes on all matters submitted to the shareholders that is equal to such number of votes per share of Series A Preferred Stock that, when added to the votes per share of all other shares of Series A Preferred Stock, shall equal 50.1% of the outstanding voting capital (i.e., each share of Series A Preferred Stock shall be entitled to 8.65% of the voting capital), as of the record date for the vote, or, if no such record date is established, as of the date such vote is taken or any written consent of stockholders is solicited at the record date for the determination of the shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of such shareholders is effected.

1

Section 5. Other Provisions.

(a) Record Holders. The Corporation and its transfer agent, if any, for the Series A Preferred Stock may deem and treat the record holders of the shares of Series A Preferred Stock as reflected on the books and records of the Corporation as the sole true and lawful owner thereof for all purposes, and neither the Corporation nor any such transfer agent shall be affected by any notice to the contrary.

(b) Restriction and Limitations. (i) Except as expressly provided herein or as required by law so long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent of the holders of at least a majority of the then outstanding shares of the Series A Preferred Stock, take any action which would adversely and materially affect any of the preferences, limitations or relative rights of the Series A Preferred Stock without the consent of a majority in interest of the Series A Preferred Stock.

Section 6. Equal Treatment of Holders. No consideration (including any modification of this Certificate of Designation or related transaction document) shall be offered or paid to any person or entity to amend or consent to a waiver or modification of any provision of this Certificate of Designation or related transaction document unless the same consideration is also offered to all of holders of the outstanding shares of Series A Preferred Stock. For clarification purposes, this provision constitutes a separate right granted to each holder by the Corporation and negotiated separately by each holder, and is intended for the Corporation to treat all holders of the Series A Preferred Stock as a class and shall not in any way be construed as such holders acting in concert or as a group with respect to the purchase, disposition or voting of the Series A Preferred Stock or otherwise.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this 11th day of February, 2014.

By:	/s/ Robert Rothenberg
Name:	Robert Rothenberg
Title:	Chief Executive Officer

2